Exhibit 10.2

Participant Name:	John Lai
Number of Restricted Stock Units subject to Award:	60,600
Grant Date:	February 24, 2023

PETVIVO HOLDINGS, INC.

Restricted Stock Unit Award Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by PetVivo Holdings, Inc. (the “Company”) to John Lai (the “Participant”), pursuant to and subject to the terms of its Amended and Restated 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Restricted Stock Unit Award. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “Restricted Stock Units”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Common Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 4.4 of the Plan in respect of transactions occurring after the date hereof. These Restricted Stock Units are being granted to the Participant pursuant to his employment agreement with the Company, dated November 10, 2021, as amended on November 1, 2022 and February 24, 2023 (“Amended Employment Agreement”)

2. Vesting. The Restricted Stock Units granted hereby shall vest according to the following schedule:

Date:	Number of Vested Units
March 1, 2023	10,100
April 1, 2023	10,100
May 1, 2023	10,100
June 1, 2023	10,100
July 1, 2023	10,100
August 1, 2023	10,100

In order to be vested in Restricted Stock Units in accordance with the schedule, Participant must have been continuously serving as an Employee from the Grant Date until each applicable vesting date.

3. Delivery of Shares. Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than thirty (30) days following the date on which such Restricted Stock Units vest), effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee.

Restricted Stock Unit Award Agreement

4. Forfeiture; Recovery of Compensation. By accepting this Award, the Participant expressly acknowledges and agrees that his rights, and those of any permitted transferee of this Award, under this Award, including the right to any Shares acquired under this Award or proceeds from the disposition thereof, are subject to Section 13.5 of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Restricted Stock Units. Nothing in the preceding sentence may be construed as limiting the general application of Section 19 of this Plan.

5. Dividends; Other Rights. This Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company actually delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Participant hereunder. The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

6. Restrictions on Transfer. This Award may not be transferred except as expressly permitted under Section 16.4 of the Plan.

7. Taxes.

(a)	The Participant expressly acknowledges that the issuance of Shares in settlement of the Restricted Stock Units acquired hereunder will give rise to “wages” subject to withholding. No Shares will be delivered pursuant to this Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Committee) an amount sufficient to satisfy all taxes required to be withheld in connection with such settlement.

(b)	The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7. The Committee in its sole discretion, and upon terms and conditions established by the Committee, may require the Participant to satisfy, in whole or in part, any withholding or employment related tax obligation in the manner set forth in Section 14.2 of the Plan.

(c)	This Award is intended to be exempt from Section 409A of the Code as a short-term deferral thereunder and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, in no event will the Company or any of its subsidiaries have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

Restricted Stock Unit Award Agreement

8. Effect on Employment or Service. Neither the grant of this Award, nor the issuance of Shares upon the vesting of this Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his Employment at any time.

9. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference (unless modified herein). A copy of the Plan as in effect on the Grant Date has been made available to the Participant. By accepting this Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

10. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

Restricted Stock Unit Award Agreement

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Grant Date.

PETVIVO HOLDINGS, INC.

By:	/s/ Robert J. Folkes
Robert J. Folkes, Chief Financial Officer

Agreed and Accepted:

Participant:

By:	/s/ John Lai
John Lai

Signature Page to Restricted Stock Unit Award Agreement